Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.                                                                                                                Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

Highlights

-	Fiscal year 2011 TCE revenues of $790.2 million declined 7% from 2010, largely as a result of continued weakness in the Crude spot markets
-	Fiscal year 2011 Loss was $192.9 million, or $6.39 per diluted share, compared with a Loss of $134.2 million, or $4.55 per diluted share in 2010
-
Fourth quarter TCE revenues were $190.1 million, a 4% increase from $183.2 million in the year ago period, primarily driven by an increase in revenue days and higher realized TCEs for International Products and U.S. Flag, as partially offset by weakness in Crude rates

-	Fourth quarter Loss was $50.0 million, or $1.65 per diluted share, compared with a Loss of $55.3 million, or $1.83 per diluted share in the prior year quarter
-	Adjusted for special items, fourth quarter Loss was $52.1 million, or $1.72 per diluted share
-	As previously announced, the Board of Directors has suspended the payment of quarterly dividends until further notice

New York – February 28, 2012 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the fourth quarter and fiscal year ended December 31, 2011.

For the fiscal year ended December 31, 2011, the Company reported TCE1 revenues of $790.2 million, a 7% decrease from $853.3 million in 2010.  The year-over-year decline in TCE revenues was primarily due to lower average spot rates earned by the Company’s International Crude vessels.  Net loss (Loss2) for fiscal year 2011 was $192.9 million, or $6.39 per diluted share, compared with a Loss of $134.2 million, or $4.55 per diluted share, in 2010.  Adjusted for special items, the Loss was $189.4 million, or $6.27 per diluted share, compared with a Loss in 2010 of $98.4 million, or $3.34 per diluted share.  Details on special items are provided later in this press release.

For the quarter ended December 31, 2011, the Company reported TCE revenues of $190.1 million, an increase of $6.9 million, or 4%, from $183.2 million in the 2010 quarter.  TCE revenues increased in line with a 375-day increase (4%) in revenue days, which reflected new deliveries of International and U.S. Flag product carriers and the return to service of previously laid-up U.S. Flag ATBs.  Improved TCEs in the International Products and U.S. Flag units combined with a shift in the revenue day mix in favor of those units to fully offset the impact of weak International Crude markets on fleetwide average TCE rate.  The quarter-over-quarter decline in International Crude TCE revenues also reflects a net reduction of chartered-in tonnage.  Loss for the quarter ended December 31, 2011 was $50.0 million, or $1.65 per diluted share, compared with a Loss of $55.3 million, or $1.83 per diluted share, in the same period in 2010.  Adjusted for special items that reduced the Loss by $2.2 million, or $0.07 per diluted share, the fourth quarter Loss was $52.1 million, or $1.72 per diluted share, compared with a Loss of $59.0 million, or $1.96 per diluted share, in the fourth quarter of 2010.

Morten Arntzen, President and CEO stated, “2011 was a challenging year for the global tanker industry and for OSG, primarily because of very depressed spot markets throughout the year and especially the last six months of the year.  Nevertheless, we made progress on a number of fronts that will position us well for the future.  We reduced G&A costs by an additional $17 million in 2011, part of a long-term transformation that has seen G&A costs fall to $83 million in 2011 from $144 million for 2008.  Our U.S. Flag business returned to profitability and is now generating the steady and dependable cash flows we expected from it.  With the delivery of four newbuildings over the last 12 months, our International Products fleet renewal program is now complete, and our fleet of 43 owned and chartered-in product carriers ideally positions us to participate in the cyclical recovery in the Products market that we believe is already underway.  Our LNG and FSO joint ventures performed well and provide a solid source of locked-in earnings for the Company.  And finally, our sea staff delivered another year of safe, dependable, incident-free shipping services.”

Mr. Arntzen concluded, “Looking ahead to 2012, we expect rates in our major International markets, including our crude business, to improve somewhat this year, as reflected in our first quarter performance so far.  Nevertheless, we will continue to run the Company conservatively.  We are actively pursuing a range of near-term initiatives that will improve the financial flexibility of the Company and position us to capitalize on the recovery in our International markets.”

1   See Appendix 1 for reconciliation of TCE (time charter equivalent) revenues, a non-GAAP measure, to shipping revenues.

2	References to Results, Earnings or Loss refers to Net Income / (Loss).

Select Quarterly Income Statement Detail

-
The $6.9 million increase in TCE revenues for the quarter ended December 31, 2011 from the year-earlier quarter is principally due an increase in revenue days of 375 days, or 4%, which reflected new deliveries of International and U.S. Flag product carriers and the return to service of previously laid-up U.S. Flag ATBs.  Revenue days increased in the International Products and U.S. Flag units where average TCE rates strengthened quarter-on-quarter and declined in the International Crude unit where TCE rates weakened substantially, with the net effect that the average daily TCE rate realized across all three segments was essentially unchanged.

•
TCE revenue in the International Crude segment decreased by $22.5 million, or 32%, to $47.0 million on 9% fewer revenue days as the Company continued to redeliver chartered-in vessels that were generating losses in the current weak markets.  Average spot TCEs fell across all Crude sectors, pressured by continued world fleet overcapacity and higher bunker prices.

•
International Products revenues increased by $10.9 million, or 24%, to $55.9 million.  The average blended TCE rate earned by the segment’s vessels rose by 10%, or about $1,400 per day, driven by improved performance in the spot MR fleet and attractive time charter cover secured for LR1s.  Revenue days increased by 413 days reflecting the delivery of one owned and three time chartered-in MRs and two owned LR1s, as well as the return to full operation of two LR1s that were undergoing repairs during the prior year’s quarter.

•
TCE revenue in the U.S. segment increased by $19.5 million, or 30%, to $84.3 million, primarily as a result of an increase of 358 revenue days due to the deliveries of two newbuild product carriers and the return to service of two ATBs which were in layup in the prior year period.  Additionally, the U.S. segment continued to benefit from increased Delaware Bay lightering volumes as well as higher spot rates and improved utilization on its spot ATB fleet.

-
Vessel expenses increased $4.5 million, or 6%, to $74.0 million from $69.5 million in the prior year period.  This was primarily attributable to the increased expense of a fully deployed U.S. Flag fleet that had incurred 287 days of layup time(during which operating expenses are reduced) in the fourth quarter of 2010, and the fleet deliveries described above.

-
Charter hire expenses decreased by $5.3 million to $94.1 million, reflecting the redelivery of in-chartered International Flag crude vessels as partially offset by the delivery of a bareboat chartered-in U.S. Flag product carrier and, in the International Product unit, the delivery of three time chartered-in vessels in 2011 and the return to full operation of the two LR1s referred to above.

-
General and administrative expenses were $16.4 million, a decrease of $7.6 million or 32%, from $24.0 million in the fourth quarter of 2010 principally due to a $7.3 million reduction in compensation and benefits (which included a $6.2 million reduction in the 2011 accrual for the annual cash incentive bonus) and consulting expenses ($0.3 million).

Special Items

Special items that affected reported results in the fourth quarter of 2011 reduced the quarterly Loss by a net $2.2 million, or $0.07 per diluted share, and included:

-	Gain on sales of vessels of $1.7 million, or $0.06 per diluted share; and
-	Increase in the unrealized gains on bunker swaps of $0.4 million, or $0.01 per diluted share.

For a detailed schedule of these special items for the three months and fiscal year ended December 31, 2011 and the corresponding historical periods, see Reconciling Information, which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Key Metrics

-
Cash and cash equivalents and short-term investments (consisting of time deposits with maturities greater than 90 days) decreased to $55 million from $274 million as of December 31, 2010.  This reduction reflects in part the prepayment in the fourth quarter of 2012 and 2013 maturities totaling $38 million on two secured debt facilities, which had the impact of reducing 2012 debt maturities (and current portion of long term debt as of December 31, 2011) to $15 million.

-	Total debt was $2.07 billion, up from $1.99 billion as of December 31, 2010.
-
Liquidity3 was approximately $0.8 billion including undrawn amounts of $723 million under the unsecured revolving credit facility that matures in February 2013, before a $150 million reduction in availability that occurred in February 2012.  Liquidity-adjusted [long term] debt to capital4 was 56.2%, an increase from 48.0% as of December 31, 2010.  The prepayment of secured debt referred to above had the impact of increasing this ratio by 0.5% by substituting long term debt for current debt.

-	As of December 31, 2011, vessels constituting 28% of the net book value of the Company’s vessels were pledged as collateral.
-
Construction contract commitments were $78 million as of December 31, 2011, including $48 million due in the 2012 which reflects the delay in the delivery of a VLCC and an MR into January 2012.  All such commitments are fully funded.

-
As previously announced, the Board of Directors has suspended the payment of quarterly dividends until further notice.  The dividend suspension was not required in order to maintain compliance with any financial covenant applicable to the Company, but rather was a proactive step to preserve liquidity and maintain financial flexibility in a difficult economic environment.

Segment Activity

Crude Oil
-	On January 4, 2012, the Company took delivery of a newbuild Suezmax, the Yasa Orion, on a 3-year time charter, which will trade in the Suezmax International pool.
-
On January 6, 2012, the Overseas Kilimanjaro, a newbuild 298,000 dwt owned VLCC, delivered.  The vessel is trading in the Tankers International pool.  With this delivery, two Aframaxes now remain in OSG’s Crude newbuilding program, which are scheduled for delivery in first and third quarters of 2013.

Products
-	On January 4, 2012, OSG took delivery of the Overseas Athens, a newbuild 50,000 dwt owned MR product carrier, completing the International Products newbuilding program.
-	The short-term charter-in on the Yasa Ceyhan, a MR product carrier, was extended for a term of two years effective April 19, 2012.

U.S. Flag
-
As previously reported, the OSG 214 was taken out of layup in the third quarter and returned to the Jones Act spot market after a scheduled drydock period.  OSG’s U.S. Flag fleet is now fully employed, and no Jones Act tankers or ATBs remain in layup.  This is reflective of firmer trading conditions in the Jones Act market, which is experiencing generally higher rates and utilization with increasing inquiry for period business.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved between spot and fixed charter rates and the related revenue days for the three months and fiscal year ended December 31, 2011 and the comparable periods of 2010.  Revenue days in the quarter ended December 31, 2011 totaled 9,957 compared with 9,582 in the same period a year earlier.  Revenue days for the year ended December 31, 2011 totaled 39,468 compared with 37,038 in the prior year.  A summary fleet list by vessel class can be found later in this press release.

From time to time the Company enters into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings. As of December 31, 2011, the Company had no synthetic time charters outstanding.  The information in this table is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

3  Liquidity is defined as cash plus short-term investments plus availability under the Company’s secured and unsecured credit facilities.

4  Liquidity-adjusted debt is defined as long-term debt reduced by cash and short-term investments.

	Three Months Ended December 31, 2011			Three Months Ended December 31, 2010
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC 1
Average TCE Rate	$11,841	$—		$17,044	$32,397
Number of Revenue Days	1,134	—	1,134	1,303	30	1,333
Suezmax
Average TCE Rate	$12,408	$—		$20,273	$—
Number of Revenue Days	532	—	532	259	—	259
Aframax
Average TCE Rate	$9,765	$15,523		$10,887	$20,573
Number of Revenue Days	767	113	880	1,016	170	1,186
Aframax – Lightering 2
Average TCE Rate	$14,165	$—		$21,074	$—
Number of Revenue Days	625	—	625	632	—	632
Panamax 3
Average TCE Rate	$12,723	$16,406		$13,296	$17,150
Number of Revenue Days	448	367	815	460	368	828
Other Crude Oil Revenue Days 2	92	—	92	252	—	252
Total Crude Oil Revenue Days	3,598	480	4,078	3,922	568	4,490
Business Unit – Products
LR2 4
Average TCE Rate	$—	$—		$5,231	$—
Number of Revenue Days	—	—	—	92	—	92
LR1
Average TCE Rate	$12,214	$14,220		$12,819	$7,741
Number of Revenue Days	360	184	544	225	18	243
MR
Average TCE Rate	$14,999	$14,554		$12,186	$19,769
Number of Revenue Days	2,980	207	3,187	2,206	777	2,983
Total Refined Products Revenue Days	3,340	391	3,731	2,523	795	3,318
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$—	$51,018		$—	$49,926
Number of Revenue Days	—	1,102	1,102	—	909	909
ATB
Average TCE Rate	$27,280	$—		$24,917	$—
Number of Revenue Days	586	—	586	446	—	446
Lightering
Average TCE Rate	$43,856	$—		$33,124	$—
Number of Revenue Days	276	—	276	251	—	251
Total U.S. Flag Revenue Days	862	1,102	1,964	697	909	1,606
Other – Number of Revenue Days	—	184	184	—	168	168
TOTAL REVENUE DAYS	7,800	2,157	9,957	7,142	2,440	9,582

1	Average TCE rate for the three months ended December 31, 2011 excludes one ship whose earnings were impacted by a scheduled drydocking.
2
Other Crude Oil revenue days includes the Company’s ULCC and, for the quarter ended December 31, 2010, two double-sided Aframaxes, which had substantial idle time during such period and were previously included in Aframax Lightering.

3	Includes one vessel performing a bareboat charter-out during the three months ended December 31, 2011 and 2010.
4	As of December 31, 2010, the Overseas Takamar was operating on a voyage that positioned it for redelivery in January 2011.

	Fiscal Year Ended December 31, 2011			Fiscal Year Ended December 31, 2010
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC
Average TCE Rate	$16,137	$—		$34,109	$43,415
Number of Revenue Days	4,851	—	4,851	4,653	552	5,205
Suezmax
Average TCE Rate	$14,207	$—		$26,085	$—
Number of Revenue Days	1,844	—	1,844	1,057	—	1,057
Aframax
Average TCE Rate	$11,436	$19,741		$15,971	$21,581
Number of Revenue Days	3,360	587	3,947	3,575	879	4,454
Aframax – Lightering 1
Average TCE Rate	$19,393	$—		$21,185	$—
Number of Revenue Days	2,744	—	2,744	3,296	—	3,296
Panamax 2
Average TCE Rate	$15,877	$16,960		$18,714	$17,755
Number of Revenue Days	1,787	1,459	3,246	1,819	1,456	3,275
Other Crude Oil Revenue Days 1	539	—	539	707	—	707
Total Crude Oil Revenue Days	15,125	2,046	17,171	15,107	2,887	17,994
Business Unit – Products
LR2 3
Average TCE Rate	$—	$—		$11,333	$16,437
Number of Revenue Days	28	—	28	219	140	359
LR1
Average TCE Rate	$14,352	$13,854		$17,837	$7,741
Number of Revenue Days	1,505	283	1,788	987	18	1,005
MR
Average TCE Rate	$14,133	$14,985		$12,723	$20,759
Number of Revenue Days	11,306	1,033	12,339	7,637	3,360	10,997
Total Refined Products Revenue Days	12,839	1,316	14,155	8,843	3,518	12,361
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$21,993	$50,734		$13,479	$48,693
Number of Revenue Days	141	4,072	4,213	91	3,123	3,214
ATB
Average TCE Rate	$23,713	$—		$22,955	$33,500
Number of Revenue Days	2,077	—	2,077	1,537	229	1,766
Lightering
Average TCE Rate	$42,824	$—		$28,989	$—
Number of Revenue Days	1,201	—	1,201	1,150	—	1,150
Total U.S. Flag Revenue Days	3,419	4,072	7,491	2,778	3,352	6,130
Other – Number of Revenue Days	—	651	651	—	553	553
TOTAL REVENUE DAYS	31,383	8,085	39,468	26,728	10,310	37,038

1	Other Crude Oil revenue days includes the Company’s ULCC and two double-sided Aframaxes, which had substantial idle time prior to their sales in December 2010 and June 2011.
2	Includes one vessel performing a bareboat charter-out during the fiscal year ended December 31, 2011 and 2010.
3	At December 31, 2010, the Overseas Takamar was on a positioning voyage for redelivery in January 2011.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2011	2010	2011	2010
Shipping Revenues:
Pool revenues	$47,926	$54,826	$245,028	$355,915
Time and bareboat charter revenues	72,198	71,553	267,159	276,636
Voyage charter revenues	137,622	105,646	537,344	413,059
Total Shipping Revenues	257,746	232,025	1,049,531	1,045,610
Operating Expenses:
Voyage expenses	67,622	48,828	259,330	192,332
Vessel expenses	73,990	69,506	287,610	265,251
Charter hire expenses	94,064	99,354	383,940	369,667
Depreciation and amortization	47,264	43,337	179,721	170,670
General and administrative	16,441	24,031	83,178	100,424
Shipyard contract termination recoveries	-	(1,434)	-	(2,061)
(Gain)/loss on disposal of vessels, net of impairments in 2010	(1,706)	(651)	(2,060)	28,622
Total Operating Expenses	297,675	282,971	1,191,719	1,124,905
Loss from Vessel Operations	(39,929)	(50,946)	(142,188)	(79,295)
Equity in Income of Affiliated Companies	8,959	9,101	22,054	3,593
Operating Loss	(30,970)	(41,845)	(120,134)	(75,702)
Other Income	1,071	553	2,154	1,047
	(29,899)	(41,292)	(117,980)	(74,655)
Interest Expense	(21,928)	(17,819)	(79,898)	(67,044)
Loss before Income Taxes	(51,827)	(59,111)	(197,878)	(141,699)
Income Tax Benefit	1,857	3,832	4,962	7,456
Net Loss	$(49,970)	$(55,279)	$(192,916)	$(134,243)

Weighted Average Number of Common Shares Outstanding:
Basic	30,242,146	30,155,214	30,228,441	29,498,127
Diluted	30,242,146	30,155,214	30,228,441	29,498,127
Per Share Amounts:
Basic	$(1.65)	$(1.83)	$(6.39)	$(4.55)
Diluted	$(1.65)	$(1.83)	$(6.39)	$(4.55)
Cash dividends declared	-	-	$1.53	$1.75

Consolidated Balance Sheets

($ in thousands)	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$54,877	$253,649
Short-term investments	-	20,047
Voyage receivables	168,313	160,993
Income taxes recoverable	27,365	67,980
Other receivables	24,972	31,631
Inventories	19,219	14,950
Prepaid expenses and other current assets	47,401	45,627
Total Current Assets	342,147	594,877
Vessels and other property, including construction in progress of $239,768 and $806,818, less accumulated depreciation	3,226,923	3,195,383
Vessels held for sale	-	3,305
Deferred drydock expenditures, net	66,023	46,827
Total Vessels, Deferred Drydock and Other Property	3,292,946	3,245,515

Investments in affiliated companies	251,385	265,096
Intangible assets, less accumulated amortization	77,158	83,137
Goodwill	9,589	9,589
Other assets	61,124	42,889
Total Assets	$4,034,349	$4,241,103

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$125,111	$129,178
Current installments of long-term debt	14,990	44,607
Total Current Liabilities	140,101	173,785

Long-term debt	2,050,902	1,941,583
Deferred gain on sale and leaseback of vessels	11,051	40,876
Deferred income taxes and other liabilities	277,050	274,716
Total Liabilities	2,479,104	2,430,960
Equity
Total Equity	1,555,245	1,810,143
Total Liabilities and Equity	$4,034,349	$4,241,103

Consolidated Statements of Cash Flows

($ in thousands)	Fiscal Year Ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(192,916)	$(134,243)
Items included in net loss not affecting cash flows:
Depreciation and amortization	179,721	170,670
Loss on write-down of vessels and intangible assets	-	28,783
Amortization of deferred gain on sale and leasebacks	(29,825)	(41,624)
Amortization of debt discount and other deferred financing costs	3,576	4,081
Compensation relating to restricted stock and stock option grants	10,069	11,940
Deferred income tax benefit	(4,667)	(10,176)
Unrealized losses / (gains) on forward freight agreements and bunker swaps	427	(345)
Undistributed earnings of affiliated companies	(9,127)	7,388
Deferred payment obligations on charters-in	5,399	4,931
Other – net	4,060	5,717
Items included in net loss related to investing and financing activities:
(Gain) / loss on sale or write-down of securities and investments – net	(313)	753
Gain on disposal of vessels and shipyard contract termination costs – net	(2,060)	(2,222)
Loss on repurchase of bonds	375	-
Payments for drydocking	(47,360)	(20,015)
Changes in operating assets and liabilities
Decrease / (increase) in receivables	33,808	(18,586)
Net change in prepaid items and accounts payable, accrued expenses and other current liabilities	(12,228)	(34,766)
Net cash used in operating activities	(61,061)	(27,714)
Cash Flows from Investing Activities:
Long-term investments	(13,708)	-
Short-term investments	-	(20,048)
Disposal of short-term investments	20,047	50,000
Proceeds from sale of marketable securities and investments	3,491	253
Expenditures for vessels	(187,510)	(421,363)
Withdrawals from Capital Construction Fund	-	40,727
Proceeds from disposal of vessels	19,628	14,888
Expenditures for other property	(6,736)	(2,656)
Investments in and advances to affiliated companies	(1,650)	(126,904)
Distributions from affiliated companies	8,733	25,823
Shipyard contract termination payments	-	(1,973)
Other – net	3,532	1,592
Net cash used in investing activities	(154,173)	(439,661)
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	-	158,266
Decrease in restricted cash	-	7,945
Purchases of treasury stock	(920)	(1,718)
Issuance of debt, net of issuance costs and deferred finance costs	168,393	643,080
Payments on debt	(104,774)	(510,409)
Cash dividends paid	(46,875)	(51,884)
Issuance of common stock upon exercise of stock options	638	1,054
Net cash provided by financing activities	16,462	246,334
Net decrease in cash and cash equivalents	(198,772)	(221,041)
Cash and cash equivalents at beginning of year	253,649	474,690
Cash and cash equivalents at end of period	$54,877	$253,649

Fleet Information

As of December 31, 2011, OSG’s owned and operated fleet totaled 111 International Flag and U.S. Flag vessels, the same number as at December 31, 2010.  Fifty-nine percent, or 65 vessels, were owned as of December 31, 2011, with the remaining vessels bareboat or time chartered-in.  OSG’s newbuild program of five vessels consisted of four crude carriers (three owned and one chartered-in) and one owned product carrier.  The Company’s fleet list excludes vessels chartered-in where the duration of the charter was one year or less at inception.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at December 31, 2011
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	10	10.0	4	3.5	14	13.5	4,424,459
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	3	3.0	9	9.0	1,011,501
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	4	4.0	6	6.0	598,012
International Flag Crude Tankers	29	28.0	13	12.5	42	40.5	7,841,852

LR1	4	4.0	2	2.0	6	6.0	445,154
MR (1)	15	15.0	20	20.0	35	35.0	1,675,935
International Flag Product Carriers	19	19.0	22	22.0	41	41.0	2,121,089

Chemical Carrier	—	—	1	1.0	1	1.0	19,986
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	49	48.0	36	35.5	85	83.5	9,999,028

Handysize Product Carriers (2)	2	2.0	10	10.0	12	12.0	561,623
Clean ATBs	7	7.0	—	—	7	7.0	195,616
Lightering ATBs	3	3.0	—	—	3	3.0	121,560
Total U.S. Flag Operating Fleet	12	12.0	10	10.0	22	22.0	878,799

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	65	62.0	46	45.5	111	107.5	10,877,827 and 864,800 cbm
Newbuild/Conversion Fleet

International Flag
VLCC	1	1.0	—	—	1	1.0	298,000
Suezmax	—	—	1	0.9	1	0.9	158,484
Aframax	2	2.0	—	—	2	2.0	226,000
MR	1	1.0	—	—	1	1.0	50,000
Total Newbuild Fleet	4	4.0	1	0.9	5	4.9	732,484
Total Operating & Newbuild Fleet	69	66.0	47	46.4	116	112.4	11,610,311 and 864,800 cbm

1	Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carriers segment
  2  Includes two owned shuttle tankers, the Overseas Cascade and the Overseas Chinook

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2011	2010	2011	2010
Time charter equivalent revenues	$190,124	$183,197	$790,201	$853,278
Add: Voyage Expenses	67,622	48,828	259,330	192,332
Shipping revenues	$257,746	$232,025	$1,049,531	$1,045,610

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months and fiscal year ended December 31, 2011 and 2010:

	Three Months Ended Dec. 31,			Fiscal Year Ended Dec. 31,
($ in thousands)	2011	2010		2011	2010
Expenditures for vessels	$24,422	$181,133		$187,510	$421,363
Investments in and advances to affiliated companies	—	(40,742	)1	—	126,904	1
Payments for drydockings	19,116	5,937		47,360	20,015
	$43,538	$146,328		$234,870	$568,282

1 Reflects the return of cash collateral in the amount of $55 million that was advanced to the joint venture in January 2010

Appendix 3 – First Quarter 2012 TCE Rates

The Company has achieved the following average estimated TCE rates for the first quarter of 2012 for the percentage of days booked for vessels operating through February 17, 2012.  The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate.  All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		First Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 2/17/12	Open as of 2/17/12	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$23,000	925	317	1,242	74%
Suezmax – Spot	$25,000	361	120	481	75%
Suezmax – Period	$20,500	35	—	35	100%
Aframax – Spot	$14,500	480	332	813	59%
Aframax – Period	$17,000	85	—	85	100%
Aframax Lightering	$22,000	420	204	625	67%
Panamax – Spot	$14,000	249	180	428	58%
Panamax – Period	$13,000	364	—	364	100%
Business Unit – Refined Petroleum Products
LR1 – Spot	$11,000	240	185	425	56%
LR1 – Period	$14,000	121	—	121	100%
MR – Spot	$12,500	1,856	1,194	3,050	61%
MR – Period	$15,500	273	—	273	100%
Business Unit – U.S. Flag
Product Carrier – Time	$51,500	1,035	—	1,035	100%
ATB – Spot	$28,000	529	102	630	84%

Appendix 4 – 2012 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for the second, third and fourth quarters of 2012 as of February 17, 2012.

	Fixed Rates and Revenue Days as of 2/17/12
	2Q2012	3Q2012	4Q2012
Business Unit – Crude Oil
Suezmax
Average TCE Rate	$20,500	$20,500	$20,500
Number of Revenue Days	51	52	52
Aframax
Average TCE Rate	$17,000	$16,500	$16,500
Number of Revenue Days	36	24	24
Panamax
Average TCE Rate	$13,500	$13,500	$13,500
Number of Revenue Days	292	184	135
Business Unit – Refined Petroleum Products
MR
Average TCE Rate	$15,500	$15,000	$14,500
Number of Revenue Days	241	184	147
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$52,000	$53,500	$53,500
Number of Revenue Days	1,033	894	807

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-1427 (domestic) and (480) 629-9664 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations/Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone through March 6, 2012; the number for the replay is (877) 870-5176 (domestic) and (858) 384-5517 (international).  The passcode for the replay is 4509578.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the first quarter of 2012 and for the second, third and fourth quarters of 2012, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2010 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  John F. Collins, Jr., Vice President Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.